Exhibit 99.1

For more information contact
Brendan Burke
Vice President and Treasurer
(817) 224-7742
Brendan.Burke@dyn-intl.com

DYNCORP INTERNATIONAL INC.'S PARENT REPORTS RESULTS FOR THIRD QUARTER 2017

•	Revenue of $503.0 million

•	Net income attributable to Delta Tucker Holdings, Inc. of $4.4 million

•	Adjusted EBITDA of $38.1 million

•	Total backlog of $4.4 billion

•	DSO of 56 days

MCLEAN, Va. - (November 13, 2017) - Delta Tucker Holdings, Inc. (“Holdings”), the parent of DynCorp International Inc. (“DI,” and together with Holdings, the “Company”), a leading global services provider, today reported third quarter 2017 financial results.

Third quarter revenue was $503.0 million, compared to $503.4 million in the third quarter 2016. The decrease in revenue was due to lower volume on the INL Air Wing program, the completion of the Sheppard Air Force Base and Flexible Acquisition and Sustainment Tool ("F2AST") contracts, and an additional week in the fiscal quarter ended September 30, 2016 compared to the fiscal quarter ended September 29, 2017. The decrease in revenue was partially offset by the increased scope from the Logistics Civil Augmentation Program IV ("LOGCAP IV") program and the new G4 Worldwide Logistics Support contract. Net income attributable to Holdings for the third quarter of 2017 was $4.4 million compared to a net loss of $7.3 million in the third quarter of 2016. The Company reported Adjusted EBITDA of $38.1 million for the third quarter of 2017 compared to $26.5 million for the same period in 2016.

“We are extremely proud of the outstanding work we are doing to deliver critical national security and foreign policy solutions here at home and around the world,” said George Krivo, Chief Executive Officer. “Strong demand for our services coupled with superior program execution helped deliver another solid quarter and we are confident in the outlook the remainder of the year.”

Third Quarter Highlights and Other Recent Developments

•
On July 11, 2017, DynLogistics was awarded the Field Level Maintenance ("FLM") task order under the TACOM Strategic Services Solutions, Equipment Related Services contract. The task order has a one month phase-in, a one-year base period and four one-year option periods and a total potential task order value of $14.6 million.

•
On July 24, 2017, the Aviation Engineering, Logistics, and Sustainment segment ("AELS") was awarded the Region 5 FireWatch contract providing pilots, maintenance, geographic information system technicians, and fuel transportation services for two de-militarized Cobra helicopters. The contract has a one-year base period and four one-year option periods and a total potential contract value of $12.5 million.

•
On August 18, 2017, AELS announced the award of the Naval Test Wing Pacific O-Level Maintenance contract by the U.S. Navy to maintain and provide logistics services for aircraft and support for equipment at the Naval Air Systems Command Sea Test Range at Point Mugu, California and Naval Air Weapons Station at China Lake, California. The contract has a one-year base period and four one-year options and a total potential contract value of $276 million.

•
On September 21, 2017, DynLogistics was awarded the Information Resource Management ("IRM") Support Services task order providing internet, broadcasting and transmission of television, and satellite support services under the Afghanistan Life Support Services ("ALiSS") contract. The task order has a one-year base period and four one-year option periods and a total potential task order value of $52.8 million.

•
On September 29, 2017, the Aviation Operations and Life Cycle Management segment ("AOLC") finalized negotiations with the U.S. Department of State Office of Acquisition Management regarding an extension of services for several locations on the INL Air Wing program and definitized an agreement for a six-month extension through April 30, 2018. The extension has a total potential value of $55.9 million. On October 31, 2017, the U.S. Court of Appeals issued a ruling dismissing our protest on the re-compete of the INL Air Wing contract.

•
On October 4, 2017, DynLogistics announced the award of a change order to establish and operate base camp support for Department of Defense Title 10 Forces, the National Guard, the Federal Emergency Response Agency ("FEMA") personnel and First Responders supporting Hurricane Maria relief operations in Puerto Rico under the LOGCAP IV contract. The change order has a total potential value of $69.8 million.

Reportable Segment Results
AELS
Revenue in the third quarter of 2017 was $166.0 million, compared with $169.1 million for the same period in 2016 primarily due to the completion of the Sheppard Air Force Base contract. The decrease in revenue was partially offset by increased content from the T-6 COMBS Bridge and Naval Aviation Warfighting Development Center ("NAWDC") contracts and the new Contract Field Teams task orders at the Davis-Monthan and Little Rock Air Force Bases.

Adjusted EBITDA was $8.2 million, compared to a loss of $6.5 million for the third quarter of 2016. The increase is primarily due to the transition of the T-6 COMBS contract to the New T-6 COMBS Bridge contract with more favorable terms.

AOLC
Revenue in the third quarter of 2017 was $141.9 million, compared with $157.3 million for the same period in 2016. The decrease in revenue was primarily due to decreased volume on the INL Air Wing program and the completion of the F2AST and the Multi Sensor Aerial Intelligence Surveillance and Reconnaissance ("MAISR") Operations and Sustainment programs partially offset by increased content from the Theater Aviation Sustainment Manager - OCONUS ("TASM-O") contract and the new Contractor Logistics Support Transport contract.

Adjusted EBITDA was $19.1 million, compared to $14.6 million for the third quarter of 2016. The increase was primarily due to the performance on our TASM-O contract and MD530 subcontract. In addition, we collected certain aged receivables from a prime contractor that reduced our allowance for doubtful accounts.

DynLogistics
Revenue in the third quarter of 2017 was $195.8 million, compared with $177.3 million for the same period in 2016. The increase was primarily due to increased scope on both the LOGCAP IV program and the ALiSS contract and the new G4 Worldwide Logistics Support contract.

Adjusted EBITDA was $12.9 million, compared to $21.5 million for the third quarter of 2016. The decrease was primarily impacted by an $8.2 million charge for the termination of a subcontractor agreement in the third quarter of 2017, the award timing of a twelve month extension on our LOGCAP IV program and, the definitization of cost and fees on certain legacy programs in the third quarter of 2016, and was partially offset by new task orders under the ALiSS contract in the third quarter of 2017.

Liquidity

Cash provided by operating activities at the end of the third quarter of 2017 was $10.7 million compared with $24.7 million for the same period in 2016.

The unrestricted cash balance at quarter-end was $110.7 million with no borrowings outstanding under the Company’s revolving credit facility.

DSO was 56 days as of both the end of the third quarter of 2017 and December 31, 2016, as we continued to focus on managing our customer payment cycles.

Bill Kansky, Chief Financial Officer, added, “Our strong performance through September of this year coupled with good visibility for the fourth quarter, allows us to raise our full year 2017 Adjusted EBITDA guidance range to $148 million to $150 million. Our updated guidance includes the contribution from the INL Air Wing program.”

Conference Call
The Company will host a conference call at 10:00 a.m. Eastern Time on November 13, 2017, to discuss results for the third quarter 2017. The call may be accessed by webcast or through a dial-in conference line.

To access the webcast and view the accompanying presentation, please go to http://www.dyn-intl.com, click on “Investor Relations” and “Events & Presentations.” Please go to the site approximately fifteen minutes prior to the start of the call to register, download and install any necessary audio software.

To participate by phone, dial (866) 871-0758 and enter the conference ID number: 9484499. International callers should dial (706) 634-5249 and enter the same conference ID number above. A telephonic replay will be available from 1:00 p.m. Eastern Time on November 13, 2017, through 11:59 p.m. Eastern Time on December 13, 2017. To access the replay, please dial (855) 859-2056 or (404) 537-3406 and enter the conference ID number.

About DynCorp International
DynCorp International, a wholly owned subsidiary of Delta Tucker Holdings, Inc., is a leading global services provider offering unique, tailored solutions for an ever-changing world. Built on approximately seven decades of experience as a trusted partner to commercial, government and military customers, DI provides sophisticated aviation, logistics, training, intelligence and operational solutions wherever we are needed. DynCorp International is headquartered in McLean, Va. For more information, visit www.dyn-intl.com.

Reconciliation to GAAP
In addition to the Company's financial results reported in accordance with accounting principles generally accepted in the United States of America (“GAAP”) included in this press release, the Company has provided certain financial measures that are not calculated according to GAAP, including EBITDA and Adjusted EBITDA. We define EBITDA as GAAP net income (loss) attributable to the Company adjusted for interest, taxes, depreciation and amortization. Adjusted EBITDA is calculated by adjusting EBITDA for certain noncash items from operations and certain other items as defined in our Indenture and New Senior Credit Facility. Management believes these non-GAAP financial measures are useful in evaluating operating performance and are regularly used by security analysts, institutional investors and other interested parties in reviewing the Company. We believe that Adjusted EBITDA is useful in assessing our ability to generate cash to cover our debt obligations including interest and principal payments. Non-GAAP financial measures, such as EBITDA and Adjusted EBITDA are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies.

For a reconciliation of non-GAAP financial measures to the comparable GAAP financial measures please see the financial schedules accompanying this release.

The Company does not provide reconciliations of guidance for Adjusted EBITDA to Operating Income, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. The Company is unable, without unreasonable efforts, to forecast certain items required to develop meaningful comparable GAAP financial measures. These items include other (loss) income and certain income/expense or gain/loss adjustments under the Company’s debt agreements that are difficult to predict in advance in order to include in a GAAP estimate.

Forward-looking Statements
This announcement may contain forward-looking statements regarding future events and our future results that are subject to the safe harbors created by the Private Securities Litigation Reform Act of 1995 under the Securities Act of 1933 and the Securities Exchange Act of 1934. Without limiting the foregoing, the words “believes,” “thinks,” “anticipates,” “plans,” “expects” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties. Statements regarding the amount of our backlog, estimated total contract values, and 2017 outlook are other examples of forward-looking statements. We caution that these statements are further qualified by important economic, competitive, governmental, international and technological factors that could cause our business, strategy, projections or actual results or events to differ materially, or otherwise, from those in the forward-looking statements. These factors, risks and uncertainties include, among others, the following: our substantial level of indebtedness, our ability to refinance or amend the terms of that indebtedness, and changes in availability of capital and cost of capital; the ability to refinance, amend or generate sufficient cash to repay our indebtedness, including any future indebtedness, which may force us to take other actions to satisfy our obligations under our indebtedness, which may not be successful; the future impact of mergers, acquisitions, divestitures, joint ventures or teaming agreements; the outcome of any material litigation, government investigation, audit or other regulatory matters; restatement of our financial statements causing credit ratings to be downgraded or covenant violations under our debt agreements; policy and/or spending changes implemented by the Trump Administration, any subsequent administration or Congress, including any further changes to the sequestration that the United States (“U.S.”) Department of Defense (“DoD”) is currently operating under; termination or modification of key U.S. government or commercial contracts, including subcontracts; changes in the demand for services that we provide or work awarded under our contracts, including without limitation, the INL Air Wing program and LOGCAP IV contracts; the outcome of future extensions on awarded contracts and the outcome of recompetes on existing programs, including but not limited to the ultimate outcome of the recompete process on the INL Air Wing program; changes in the demand for services provided by our joint venture partners; changes due to the pursuit of new commercial business in the U.S. and abroad; activities of competitors and the outcome of bid protests; changes in significant operating expenses; impact of lower than expected win rates for new business; general political, economic, regulatory and business conditions in the U.S. or in other countries in which we operate; acts of war or terrorist activities, including cyber security threats; variations in performance of financial markets; the inherent difficulties of estimating future contract revenue and changes in anticipated revenue from indefinite delivery, indefinite quantity contracts and indefinite quantity contracts; the timing or magnitude of any award, performance or incentive fee granted under our government contracts; changes in expected percentages of future revenue represented by fixed-price and time-and-materials contracts, including increased competition with respect to task orders subject to such contracts; decline in the estimated fair value of a reporting unit resulting in a goodwill impairment and a related non-cash impairment charged against earnings; changes in underlying assumptions, circumstances or estimates that may have a material adverse effect upon the profitability of one or more contracts and our performance; changes in our tax provisions or exposure to additional income tax liabilities that could affect our profitability and cash flows; uncertainty created by management turnover; termination or modification of key subcontractor performance or delivery; the ability to receive timely payments from prime contractors where we act as a subcontractor; and statements covering our business strategy, those described in “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Securities and Exchange Commission (“SEC”) on March 29, 2017, and other risks detailed from time to time in our reports filed with the SEC and other risks detailed from time to time in our reports posted to our website or made available publicly through other means. Accordingly, such forward-looking statements do not purport to be predictions of future events or circumstances and therefore, there can be no assurance that any forward-looking statements contained herein will prove to be accurate. We assume no obligation to update the forward-looking statements. Given these risk and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. The Company's actual results could differ materially from those contained in the forward-looking statements.

###

(Financial tables follow)

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands)

	Three Months Ended		Nine Months Ended
	September 29, 2017	September 30, 2016	September 29, 2017	September 30, 2016
Revenue	$502,974	$503,434	$1,437,133	$1,374,392
Cost of services	(447,796)	(445,090)	(1,256,924)	(1,227,948)
Selling, general and administrative expenses	(21,243)	(38,357)	(80,129)	(109,405)
Depreciation and amortization expense	(8,792)	(8,875)	(25,936)	(26,078)
Earnings from equity method investees	53	60	105	761
Impairment of goodwill, intangibles and long lived assets	—	(1,782)	—	(1,782)
Operating income	25,196	9,390	74,249	9,940
Interest expense	(17,149)	(20,230)	(53,628)	(53,657)
Loss on early extinguishment of debt	—	—	(24)	(328)
Interest income	15	117	39	199
Other (expense) income, net	(43)	216	1,474	5,179
Income (loss) before income taxes	8,019	(10,507)	22,110	(38,667)
(Provision) benefit for income taxes	(3,338)	3,543	(11,677)	(7,681)
Net income (loss)	4,681	(6,964)	10,433	(46,348)
Noncontrolling interests	(295)	(307)	(858)	(803)
Net income (loss) attributable to DTH, Inc.	$4,386	$(7,271)	$9,575	$(47,151)

Provision (benefit) for income taxes	3,338	(3,543)	11,677	7,681
Interest expense, net of interest income	17,134	20,113	53,589	53,458
Depreciation and amortization (1)	9,320	9,122	27,245	26,799
EBITDA (2)	$34,178	$18,421	$102,086	$40,787

Certain income/expense or gain/loss adjustments per our credit agreements (3)	3,409	(331)	2,171	8,080
Employee share based compensation, severance, relocation and retention expense (4)	296	339	1,771	1,000
Cerberus fees (5)	479	762	1,755	2,394
Global Advisory Group expenses (6)	—	7,499	6,943	17,256
Other (7)	(247)	(220)	(817)	(504)
Adjusted EBITDA	$38,115	$26,470	$113,909	$69,013

(1)	Includes certain depreciation and amortization amounts which are classified as Cost of services in the condensed consolidated statements of operations.

(2)
We define EBITDA as GAAP net loss attributable to DTH, Inc. adjusted for interest, taxes, depreciation and amortization. We believe these non-GAAP financial measures are useful in evaluating operating performance and are regularly used by security analysts, institutional investors and other interested parties in reviewing the Company. Non-GAAP financial measures are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies.

(3)	Includes the impairment of investment in affiliates in the third quarter of 2016 and certain unusual income and expense items, as defined in the Indenture and New Senior Credit Facility.

(4)	Includes post-employment benefit expense related to severance in accordance with ASC 712 - Compensation, relocation expenses, retention expense and share based compensation expense.

(5)	Includes Cerberus Operations and Advisory Company expenses, net of recovery.

(6)
Reflects Global Advisory Group cost incurred during the three and nine months ended September 29, 2017 and September 30, 2016, respectively, which we are able to add back to Adjusted EBITDA under the Indenture and New Senior Credit Facility in an aggregate amount up to a total of $30 million, which was fully utilized as of the second quarter of calendar year 2017.

(7)	Includes changes due to fluctuations in foreign exchange rates, earnings from affiliates not received in cash, costs incurred pursuant to ASC 805 - Business Combination and other immaterial items.

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)
Credit Agreement Adjusted EBITDA Calculation by Segment
(Amounts in thousands)

	DTH, Inc. CY17 QTD Q3
	AELS	AOLC	DynLogistics	Headquarters/ Others	Consolidated
Operating income (loss)	$7,523	$18,892	$9,125	$(10,344)	$25,196
Depreciation and amortization expense (1)	500	25	258	8,537	9,320
Noncontrolling interests	—	—	—	(295)	(295)
Other (expense) income, net	4	1	56	(104)	(43)
EBITDA(2)	$8,027	$18,918	$9,439	$(2,206)	$34,178

Certain income/expense or gain/loss adjustments per our credit agreements (3)	—	—	3,168	241	3,409
Employee share based compensation, severance, relocation and retention expense (4)	69	18	123	86	296
Cerberus fees (5)	143	119	171	46	479
Other (6)	—	—	17	(264)	(247)
Adjusted EBITDA	$8,239	$19,055	$12,918	$(2,097)	$38,115

(1)	Includes certain depreciation and amortization amounts which are classified as Cost of services in the condensed consolidated statements of operations.

(2)
We define EBITDA as GAAP net loss attributable to DTH, Inc. adjusted for interest, taxes, depreciation and amortization. We believe these non-GAAP financial measures are useful in evaluating operating performance and are regularly used by security analysts, institutional investors and other interested parties in reviewing the Company. Non-GAAP financial measures are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies.

(3)	Includes certain unusual income and expense items, as defined in the Indenture and New Senior Credit Facility.

(4)	Includes post-employment benefit expense related to severance in accordance with ASC 712 - Compensation, relocation expenses, retention expense and share based compensation expense.

(5)	Includes Cerberus Operations and Advisory Company expenses, net of recovery.

(6)	Includes changes due to fluctuations in foreign exchange rates, earnings from affiliates not received in cash, costs incurred pursuant to ASC 805 - Business Combination and other immaterial items.

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)
Credit Agreement Adjusted EBITDA Calculation by Segment
(Amounts in thousands)

	DTH, Inc. CY16 QTD Q3
	AELS	AOLC	DynLogistics	Headquarters/ Others	Consolidated
Operating (loss) income	$(7,137)	$13,876	$23,920	$(21,269)	$9,390
Depreciation and amortization expense (1)	144	115	138	8,725	9,122
Noncontrolling interests	—	—	—	(307)	(307)
Other income (loss), net	89	(196)	(124)	447	216
EBITDA(2)	$(6,904)	$13,795	$23,934	$(12,404)	$18,421

Certain income/expense or gain/loss adjustments per our credit agreements (3)	—	475	(2,775)	1,969	(331)
Employee share based compensation, severance, relocation and retention expense (4)	106	85	89	59	339
Cerberus fees (5)	248	234	209	71	762
Global Advisory Group expenses (6)	—	—	—	7,499	7,499
Other (7)	15	—	—	(235)	(220)
Adjusted EBITDA	$(6,535)	$14,589	$21,457	$(3,041)	$26,470

(1)	Includes certain depreciation and amortization amounts which are classified as Cost of services in the condensed consolidated statements of operations.

(2)
We define EBITDA as GAAP net loss attributable to DTH, Inc. adjusted for interest, taxes, depreciation and amortization. We believe these non-GAAP financial measures are useful in evaluating operating performance and are regularly used by security analysts, institutional investors and other interested parties in reviewing the Company. Non-GAAP financial measures are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies.

(3)	Includes the impairment of investment in affiliates as well as certain unusual income and expense items, as defined in the Indenture and New Senior Credit Facility.

(4)	Includes post-employment benefit expense related to severance in accordance with ASC 712 - Compensation, relocation expenses, retention expense and share based compensation expense.

(5)	Includes Cerberus Operations and Advisory Company expenses, net of recovery.

(6)
Reflects Global Advisory Group cost incurred during the three months ended September 30, 2016 which we are able to add back to Adjusted EBITDA under the Indenture and New Senior Credit Facility in an aggregate amount up to a total of $30 million.

(7)	Includes changes due to fluctuations in foreign exchange rates, earnings from affiliates not received in cash, costs incurred pursuant to ASC 805 - Business Combination and other immaterial items.

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)
Credit Agreement Adjusted EBITDA Calculation by Segment
(Amounts in thousands)

	DTH, Inc. CY17 YTD Q3
	AELS	AOLC	DynLogistics	Headquarters/ Others	Consolidated
Operating income (loss)	$16,793	$49,267	$50,424	$(42,235)	$74,249
Depreciation and amortization expense (1)	1,066	73	594	25,512	27,245
Loss on early extinguishment of debt	—	—	—	(24)	(24)
Noncontrolling interests	—	—	—	(858)	(858)
Other (expense) income, net	(5)	1,052	103	324	1,474
EBITDA(2)	$17,854	$50,392	$51,121	$(17,281)	$102,086

Certain income/expense or gain/loss adjustments per our credit agreements (3)	—	—	862	1,309	2,171
Employee share based compensation, severance, relocation and retention expense (4)	796	347	528	100	1,771
Cerberus fees (5)	520	509	605	121	1,755
Global Advisory Group expenses (6)	—	—	—	6,943	6,943
Other (7)	—	—	58	(875)	(817)
Adjusted EBITDA	$19,170	$51,248	$53,174	$(9,683)	$113,909

(1)	Includes certain depreciation and amortization amounts which are classified as Cost of services in the condensed consolidated statements of operations.

(2)
We define EBITDA as GAAP net loss attributable to DTH, Inc. adjusted for interest, taxes, depreciation and amortization. We believe these non-GAAP financial measures are useful in evaluating operating performance and are regularly used by security analysts, institutional investors and other interested parties in reviewing the Company. Non-GAAP financial measures are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies.

(3)	Includes certain unusual income and expense items, as defined in the Indenture and New Senior Credit Facility.

(4)	Includes post-employment benefit expense related to severance in accordance with ASC 712 - Compensation, relocation expenses, retention expense and share based compensation expense.

(5)	Includes Cerberus Operations and Advisory Company expenses, net of recovery.

(6)
Reflects Global Advisory Group cost incurred during the nine months ended September 29, 2017 which we are able to add back to Adjusted EBITDA under the Indenture and New Senior Credit Facility in an aggregate amount up to a total of $30 million, which was fully utilized as of the second quarter of calendar year 2017.

(7)	Includes changes due to fluctuations in foreign exchange rates, earnings from affiliates not received in cash, costs incurred pursuant to ASC 805 - Business Combination and other immaterial items.

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)
Credit Agreement Adjusted EBITDA Calculation by Segment
(Amounts in thousands)

	DTH, Inc. CY16 YTD Q3
	AELS	AOLC	DynLogistics	Headquarters/ Others	Consolidated
Operating (loss) income	$(15,537)	$32,743	$49,798	$(57,064)	$9,940
Depreciation and amortization expense (1)	431	513	260	25,595	26,799
Loss on early extinguishment of debt	—	—	—	(328)	(328)
Noncontrolling interests	—	—	—	(803)	(803)
Other income (loss), net	29	4,655	(111)	606	5,179
EBITDA(2)	$(15,077)	$37,911	$49,947	$(31,994)	$40,787

Certain income/expense or gain/loss adjustments per our credit agreements (3)	—	1,016	(1,276)	8,340	8,080
Employee share based compensation, severance, relocation and retention expense (4)	461	41	208	290	1,000
Cerberus fees (5)	737	697	644	316	2,394
Global Advisory Group expenses (6)	—	—	—	17,256	17,256
Other (7)	130	—	—	(634)	(504)
Adjusted EBITDA	$(13,749)	$39,665	$49,523	$(6,426)	$69,013

(1)	Includes certain depreciation and amortization amounts which are classified as Cost of services in the condensed consolidated statements of operations.

(2)
We define EBITDA as GAAP net loss attributable to DTH, Inc. adjusted for interest, taxes, depreciation and amortization. We believe these non-GAAP financial measures are useful in evaluating operating performance and are regularly used by security analysts, institutional investors and other interested parties in reviewing the Company. Non-GAAP financial measures are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies.

(3)	Includes the impairment of investment in affiliates in the third quarter of 2016 as well as certain unusual income and expense items, as defined in the Indenture and New Senior Credit Facility.

(4)	Includes post-employment benefit expense related to severance in accordance with ASC 712 - Compensation, relocation expenses, retention expense and share based compensation expense.

(5)	Includes Cerberus Operations and Advisory Company expenses, net of recovery.

(6)
Reflects Global Advisory Group cost incurred during the nine months ended September 30, 2016 which we are able to add back to Adjusted EBITDA under the Indenture and New Senior Credit Facility in an aggregate amount up to a total of $30 million.

(7)	Includes changes due to fluctuations in foreign exchange rates, earnings from affiliates not received in cash, costs incurred pursuant to ASC 805 - Business Combination and other immaterial items.

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	As of
	September 29, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$110,657	$118,218
Restricted cash	—	7,664
Accounts receivable, net of allowances of $10,350 and $17,189, respectively	331,387	300,255
Other current assets	61,655	65,694
Total current assets	503,699	491,831
Non-current assets	161,133	184,706
Total assets	$664,832	$676,537

LIABILITIES AND DEFICIT
Current portion of long-term debt	$21,078	$62,843
Other current liabilities	271,776	278,703
Total current liabilities	292,854	341,546
Long-term debt	557,825	569,613
Other long-term liabilities	25,390	27,315
Total deficit attributable to Delta Tucker Holdings, Inc.	(216,718)	(267,392)
Noncontrolling interests	5,481	5,455
Total deficit	(211,237)	(261,937)
Total liabilities and deficit	$664,832	$676,537

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)
UNAUDITED OTHER CONTRACT DATA
(Amounts in millions)

	As of
	September 29, 2017	December 31, 2016
Backlog(1):
Funded backlog	$1,029	$1,403
Unfunded backlog	3,407	2,313
Total Backlog	$4,436	$3,716

(1)
Backlog consists of funded and unfunded amounts under contracts. Funded backlog is equal to the amounts appropriated by a customer for payment of goods and services less actual revenue recognized as of the measurement date under that appropriation. Unfunded backlog is the dollar value of unexercised, priced contract options, and the unfunded portion of exercised contract options. Most of our U.S. government contracts allow the customer the option to extend the period of performance of a contract for a period of one or more years.

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)
UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	For the nine months ended
	September 29, 2017	September 30, 2016
Cash Flow Information:
Net cash provided by operating activities	$10,744	$24,677
Net cash provided by (used in) investing activities	5,784	(19,848)
Net cash used in financing activities	(24,089)	(14,672)

Net cash provided by operating activities	10,744	24,677
Less: Purchase of property and equipment	(3,931)	(2,762)
Proceeds from sale of property and equipment	537	832
Less: Purchase of software	(646)	(1,775)
Free cash flow	$6,704	$20,972